Exhibit 99.1

Nasdaq Appoints Michael Ptasznik as Chief Financial Officer

NEW YORK, June 10, 2016 (GLOBE NEWSWIRE) — Nasdaq (Nasdaq:NDAQ) today announced that Michael Ptasznik, a 20-year veteran of TMX Group Limited, has been appointed as Chief Financial Officer. Mr. Ptasznik will join Nasdaq effective July 11, 2016.

“Nasdaq is a dynamic company and we have continued to make significant investments in our business to better serve our global customer base,” said Bob Greifeld, Chief Executive Officer, Nasdaq. “We are excited to have a lifetime financial and operational leader like Michael join our management team. His broad spectrum of operational expertise coupled with widespread recognition in the exchange industry for strategic thinking, creative resource allocation, and managing through a dynamic industry will continue to facilitate Nasdaq’s advancement as a financial technology company.”

“I am excited to have the opportunity to join Nasdaq at a time where the company has positioned itself for continued growth globally,” said Mr. Ptasznik. “I look forward to enabling its further success as a client-centric innovator and financial technology leader by serving the company’s customers, employees and shareholders.”

Mr. Ptasznik joins Nasdaq from TMX Group Limited where he served as Chief Financial Officer since 2002. Prior to his appointment as CFO, he held senior positions including Vice President, Finance & Administration and Director, Financial Planning & Analysis. During his tenure, Mr. Ptasznik was responsible for providing strategic and financial leadership through significant corporate and funding transactions, including the firm’s successful 2002 IPO, the transformational merger with the Montreal Exchange, and the $3.8 billion Maple transaction in 2012.

To help ensure a smooth transition, Ronald Hassen, Senior Vice President and interim CFO will remain with the company in an advisory capacity.

Mr. Ptasznik graduated with honors from Wilfrid Laurier University, is a Chartered Professional Accountant (CPA CMA) and obtained his Chartered Director designation from McMaster University. Mr. Ptasznik has served on a number of boards, most recently as a member of the Accounting Standards Oversight Council and the Board of Directors of the Children’s Aid Society of York Region.

About Nasdaq

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to 3,700 listed companies with a market value of $9.3 trillion and over 17,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.